EXHIBIT to Item 77K: Changes in Registrant's Certifying Accountant

The Board has selected Cohen Fund Audit Services, Ltd.
("Cohen") to serve as AFBA 5Star Funds (the "Registrant") independent registered public accounting firm for the Registrant's fiscal year ended March 31, 2008. The decision to select Cohen was recommended by the Audit
Committee and was approved by the Board on December 12, 2007. During the Registrant's fiscal years ended March 31,
2007 and March 31, 2006, and through December 12, 2007, neither the Registrant, nor anyone on their behalf has consulted with Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item
304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

The decision to dismiss PricewaterhouseCoopers LLP ("PwC"), the Registrant's previous independent registered public accounting firm, was recommended by the Registrant's Audit
Committee and approved by the Funds' Board of Directors.
PwC's report on the Registrant's financial statements for the fiscal years ended March 31, 2007 and March 31, 2006, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's fiscal years ended March 31, 2007 and March 31, 2006, and through December 12, 2007, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years, and (ii) there were no reportable events of the kind described in Item 302(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Registrant has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated May 29, 2008, is filed as an Exhibit to this Form N-SAR.